As filed with the Securities and Exchange Commission on September 27, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

RingCentral, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	94-3322844
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1400 Fashion Island Blvd., 7th Floor

San Mateo, California 94404

(650) 472-4100

(Address of principal executive offices, including zip code)

RingCentral, Inc. 2003 Equity Incentive Plan

RingCentral, Inc. 2010 Equity Incentive Plan

RingCentral, Inc. 2013 Equity Incentive Plan

RingCentral, Inc. 2013 Employee Stock Purchase Plan

(Full title of the plan)

Vladimir G. Shmunis

Chief Executive Officer

RingCentral, Inc.

1400 Fashion Island Blvd., 7th Floor,

San Mateo, California 94404

(650) 472-4100

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Jeffrey D. Saper Nathaniel P. Gallon Wilson Sonsini Goodrich & Rosati, P.C. 650 Page Mill Road Palo Alto, California 94304 (650) 493-9300	Eric C. Jensen Andrew S. Williamson Cooley LLP 101 California Street, 5th Floor San Francisco, California 94111 (415) 693-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one).

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A common stock, $0.0001 par value per share:
— 2013 Equity Incentive Plan	6,200,000(2)	$13.00(8)	$80,600,000	$10,993.84
— 2013 Employee Stock Purchase Plan	1,250,000(3)	$11.70(9)	$14,625,000	$1,994.85
— 2010 Equity Incentive Plan	7,616,413(4)	— (10)	—	—
— 2003 Equity Incentive Plan	3,434,618(5)	— (11)	—	—
Class B common stock, $0.0001 par value per share:
— 2010 Equity Incentive Plan	7,616,413(6)	$7.8165(12)	$59,533,692	$8,120.40
— 2003 Equity Incentive Plan	3,434,618(7)	$0.9423(13)	$3,236,441	$441.45
TOTAL:			$157,995,133	$21,550.54

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s Class A or Class B common stock that become issuable under the 2003 Equity Incentive Plan (the “2003 Plan”), the 2010 Equity Incentive Plan (the “2010 Plan”), the 2013 Equity Incentive Plan (the “2013 Plan”) and the 2013 Employee Stock Purchase Plan (the “2013 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of Class A common stock or Class B common stock, as applicable.
(2)	Shares of Class A common stock reserved for issuance under the 2013 Plan consist of (a) 6,200,000 shares of Class A common stock to be issued under the 2013 Plan. To the extent outstanding awards under the 2010 Plan are forfeited or are terminated unexercised and would otherwise have been returned to the share reserve under the 2010 Plan, the shares of Class B common stock subject to such awards instead will be available for future issuance as Class A common stock under the 2013 Plan. See footnote 6 below.
(3)	Represents 1,250,000 shares of Class A common stock reserved for issuance under the 2013 ESPP.
(4)	Represents Class A common stock issuable upon conversion of Class B common stock underlying options outstanding under the 2010 Plan as of the date of this Registration Statement. See footnote 2 above.
(5)	Represents Class A common stock issuable upon conversion of Class B common stock underlying options outstanding under the 2003 Plan as of the date of this Registration Statement. See footnote 2 above.
(6)	Represents 7,616,413 shares of Class B common stock reserved for issuance pursuant to awards outstanding under the 2010 Plan as of the date of this Registration Statement. Any such shares of Class B common stock that are subject to awards under the 2010 Plan which expire or are terminated unexercised and would otherwise have been returned to the share reserve under the 2010 Plan will be available for issuance as Class A common stock under the 2013 Plan. See footnote 2 above.
(7)	Represents 3,434,618 shares of Class B common stock reserved for issuance pursuant to stock option awards outstanding under the 2003 Plan as of the date of this Registration Statement. See footnote 2 above.
(8)	Estimated in accordance with Rule 457(h) solely for purpose of calculating the registration fee on the basis of $13.00, the initial public offering price set forth on the cover page of the Registrant’s prospectus dated September 26, 2013 (the “Final Prospectus”).
(9)	Estimated in accordance with Rule 457(h) solely for purpose of calculating the registration fee on the basis of 90% of $13.00, the initial public offering price set forth on the cover page of the Final Prospectus. Pursuant to the 2013 ESPP, the purchase price of the shares of Class A common stock will be 90% of the lower of the fair market value of the Class A common stock on the first trading day of the offering period or on the last day of the offering period.
(10)	Pursuant to Rule 457(i), there is no fee associated with the registration of shares of Class A common stock issuable upon conversion of shares of any Class B common stock (a convertible security) being registered under this Registration Statement because no additional consideration will be received in connection with the conversion of shares of Class B common stock.
(11)	Pursuant to Rule 457(i), there is no fee associated with the registration of shares of Class A common stock issuable upon conversion of shares of any Class B common stock (a convertible security) being registered under this Registration Statement because no additional consideration will be received in connection with the conversion of shares of Class B common stock.
(12)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $7.8165, the weighted-average price of shares subject to awards outstanding under the 2010 Plan as of September 27, 2013.
(13)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $0.9423, the weighted-average price of shares subject to awards outstanding under the 2003 Plan as of September 27, 2013.

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

RingCentral, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(1) The Registrant’s Prospectus filed with the Commission on September 27, 2013, pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the Registration Statement on Form S-1, as amended (File No. 333-190815), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed; and

(2) The description of the Registrant’s Common Stock contained in the Company’s Registration Statement on Form 8-A (File No. 001-36089) filed with the Commission on September 24, 2013, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

See the description of the Registrant’s Class B common stock contained in the Company’s Registration Statement on Form S-1 (File No. 333-190815).

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors, and other corporate agents.

As permitted by Section 102(b)(7) of the Delaware General Corporation Law, the Registrant’s amended and restated certificate of incorporation includes provisions that eliminate the personal liability of its directors and officers for monetary damages for breach of their fiduciary duty as directors and officers.

In addition, as permitted by Section 145 of the Delaware General Corporation Law, the amended and restated certificate of incorporation and amended and restated bylaws of the Registrant provide that:

•	The Registrant shall indemnify its directors and officers for serving the Registrant in those capacities or for serving other business enterprises at the Registrant’s request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

•	The Registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law.

•	The Registrant is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, except that such director or officer shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

•	The Registrant will not be obligated pursuant to the amended and restated bylaws to indemnify a person with respect to proceedings initiated by that person, except with respect to proceedings authorized by the Registrant’s board of directors or brought to enforce a right to indemnification.

•	The rights conferred in the amended and restated certificate of incorporation and amended and restated bylaws are not exclusive, and the Registrant is authorized to enter into indemnification agreements with its directors, officers, employees, and agents and to obtain insurance to indemnify such persons.

•	The Registrant may not retroactively amend the bylaw provisions to reduce its indemnification obligations to directors, officers, employees, and agents.

The Registrant’s policy is to enter into separate indemnification agreements with each of its directors and officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the Delaware General Corporation Law and also to provide for certain additional procedural protections. The Registrant also maintains directors and officers insurance to insure such persons against certain liabilities.

These indemnification provisions and the indemnification agreements entered into between the Registrant and its directors and certain of its officers may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended, or the Securities Act.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1	Form of Class A and Class B common stock certificate of the Registrant (which is incorporated herein by reference to Exhibits 4.1 and 4.2 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-190815), as declared effective by the Commission on September 26, 2013 (the “Registrant’s Form S-1”)).

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (contained in Exhibit 5.1 hereto).

24.1	Power of Attorney (contained on signature page hereto).

99.1	2003 Equity Incentive Plan and forms of agreements thereunder (which are incorporated herein by reference to Exhibit 10.1 to the Registrant’s Form S-1).

99.2	2010 Equity Incentive Plan and forms of agreements thereunder (which are incorporated herein by reference to Exhibit 10.2 to the Registrant’s Form S-1).

99.3	2013 Equity Incentive Plan and forms of agreements thereunder (which are incorporated herein by reference to Exhibit 10.3 to the Registrant’s Form S-1).

99.4	2013 Employee Stock Purchase Plan (which is incorporated herein by reference to Exhibit 10.18 to the Registrant’s Form S-1).

Item 9.	Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Mateo, State of California, on September 27, 2013.

RINGCENTRAL, INC.

By:	/s/ Vladimir Shmunis
Vladimir Shmunis
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Vladimir G. Shmunis and Clyde R. Hosein and each of them, as his true and lawful attorney-in-fact and agent with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact, proxy and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, proxy and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Vladimir Shmunis Vladimir Shmunis	Chief Executive Officer, Chairman and Director (Principal Executive Officer)	September 27, 2013

/s/ Clyde Hosein Clyde Hosein	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	September 27, 2013

/s/ Douglas Leone Douglas Leone	Director	September 27, 2013

/s/ Robert Theis Robert Theis	Director	September 27, 2013

/s/ David Weiden David Weiden	Director	September 27, 2013

/s/ Neil Williams Neil Williams	Director	September 27, 2013

/s/ Bobby Yerramilli-Rao Bobby Yerramilli-Rao	Director	September 27, 2013

INDEX TO EXHIBITS

Exhibit Number	Description

4.1	Form of Class A and Class B common stock certificate of the Registrant (which is incorporated herein by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-190815), as declared effective by the Commission on September 26, 2013 (the “Registrant’s Form S-1”)).

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (contained in Exhibit 5.1 hereto).

24.1	Power of Attorney (contained on signature page hereto).

99.1	2003 Equity Incentive Plan and forms of agreements thereunder (which are incorporated herein by reference to Exhibit 10.1 to the Registrant’s Form S-1).

99.2	2010 Equity Incentive Plan and forms of agreements thereunder (which are incorporated herein by reference to Exhibit 10.2 to the Registrant’s Form S-1).

99.3	2013 Equity Incentive Plan and forms of agreements thereunder (which are incorporated herein by reference to Exhibit 10.3 to the Registrant’s Form S-1).

99.4	2013 Employee Stock Purchase Plan (which is incorporated herein by reference to Exhibit 10.18 to the Registrant’s Form S-1).